Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT
     1. Parties. The parties to this Separation and General Release Agreement (“Agreement”) are:
          (a) Dean C. Graham (“Executive”); and
          (b) CapitalSource Inc. (“Company”).
     2. Recitals.
          WHEREAS, Executive and the Company are parties to an Employment Agreement dated April 4, 2005, amended on each of November 22, 2005, February 1, 2007 and December 31, 2008 (the “Employment Agreement”);
          WHEREAS, Executive has served the Company as its President and Chief Operating Officer;
          WHEREAS, Executive and the Company have agreed that Executive will resign from all positions with the Company, and all of its respective directly and indirectly owned subsidiaries and affiliates, including all employment, officer and board of directors and other positions; and
          WHEREAS, Executive and the Company desire to resolve any differences or disputes now existing or which may arise hereafter with respect to Executive’s employment and his resignation therefrom and as an officer.
          WHEREAS, Executive and the Company have agreed that Executive’s employment with Company will end on December 30, 2009 (“Separation Date”);
          WHEREAS, the parties agree that the provisions contained herein fully satisfy the Company’s obligations under all prior agreements between the parties hereto, and that this agreement supersedes any and all prior agreements.
          NOW, THEREFORE, for and in consideration of the release, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Executive and Company agree as follows:
     3. Termination of Employment; Termination of Officer and Director Positions. The parties agree Executive’s employment with Company will terminate effective at the close of business on the Separation Date. The parties agree that, effective as of the Separation Date, Executive hereby resigns as an officer of the Company and from all positions with the Company and all of its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), including all officer and board of directors and other positions other than positions as an employee. For purposes of the Employment Agreement, the Separation Date shall be the

Executive’s Date of Termination and effective termination of Executive’s employment thereunder.
     4. Payments, Benefits and Other Consideration. The Company will pay Executive (i) the Executive’s base salary through the Separation Date to the extent not theretofore paid; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Separation Date and which are reimbursable in accordance with the Employment Agreement; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company, in a lump sum in cash within ten (10) days the Separation Date or such later date as such payments may be due under the terms of the applicable plan, program or arrangement. The Executive is entitled to these payments regardless of whether or not he signs this Agreement or the Supplemental Release described in Section 10 hereof.
     (a) Severance. Within three (3) business days of the Release Effective Date of this Agreement (as defined in Paragraph 18 below), Company will pay Executive a cash lump sum in an amount equal to $3,975,000 (the “Severance Payment”).
     (b) Equity Awards. Subject to the following sentence, all stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, restricted stock units or deferred stock awards (collectively “Equity Awards”) held by Executive shall vest on the Separation Date. With respect to the stock options for five hundred thousand shares of Company common stock granted to Executive on May 15, 2009 with an exercise price of $3.49 per share, one hundred fifty thousand shall become exercisable on the Separation Date and shall remain exercisable for the remainder of their originally scheduled ten-year terms, and the remaining stock options for three hundred fifty thousand shares of Company common stock shall terminate on the Separation Date. Executive will inform the Company’s General Counsel by e-mail no later than two days prior to the Separation Date how Executive intends to satisfy the tax withholding obligation with respect to the restricted stock awards that will vest on such date which may be done by paying the tax withholding amounts by check to the Company or surrendering and forfeiting on the Separation Date a portion of such restricted stock awards and authorizing the Company to use such portion to satisfy such obligations, provided that if such e-mail notification is not received by such time, Executive hereby agrees that the tax withholding obligation with respect to such restricted stock awards shall be satisfied by the surrender and forfeiture on the Separation Date of a portion of such restricted stock awards and hereby authorizes the Company to use such portion to satisfy such obligations. For the avoidance of doubt, the parties agree that the Executive’s unvested Equity Awards that are outstanding as of the date hereof are listed on Exhibit A. Except as provided in this paragraph 4(b), the Equity Awards will continue to be covered by the terms of the awards agreements with regard to such Equity Awards, the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan and the Employment Agreement.
     (c) Benefits Continuation. Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Separation Date for 24 months in such medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to the Separation Date; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Company shall pay Executive an additional amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Executive. The initial 18 months of such medical, dental and hospitalization coverage will be provided pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
     (d) Executive Property Rights. The Company shall assign and transfer to the Executive his current mobile telephone number.
     5. Release. (a) Executive Release. Consistent with Section 9(f) of the Employment Agreement and in consideration for Executive’s receipt of the amounts set forth in Section 4(a), (b), (c) and (d) hereof, Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge the Company and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which he have or may have against any of them arising out of or in connection with his employment by the Company, the Employment Agreement, the termination of his employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of Executive’s signing of this Agreement, except that Executive is not releasing any claims arising under Sections 5(f), 10, 11, or 12 of the Employment Agreement, any other right to indemnification that he may otherwise have, or any claims arising after the date of his signing this Agreement (including any claim relating to the enforcement of this Agreement). Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. Executive represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons or entities released herein and that he will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This Agreement specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and Article 49B of the Maryland Code, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Company or the persons released herein.
          Executive acknowledges that he has been given an opportunity of twenty-one (21) days to consider this Agreement and that he have been encouraged by the Company to discuss fully the terms of this Agreement with legal counsel of his own choosing. Moreover, for a period of seven (7) days following Executive’s execution of this Agreement, Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If Executive elects to revoke this Agreement within this seven-day period, he must inform the Company by delivering a written notice of revocation to the Company’s Director of Human Resources, 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, no later than 11:59 p.m. on the seventh calendar day after Executive signs this Agreement. Executive understands that, if Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to make the Severance Payment, provide the other benefits and take the other actions under Section 4(a), (b), (c) and (d) hereof. Executive may, if he wishes, elect to sign this Agreement prior to the expiration of the 21-day consideration period, and Executive agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel.
     (b) Company Release. Consistent with Section 9(f) of the Employment Agreement and in consideration for and contingent upon Executive’s execution of this Agreement (and provided that he does not revoke it), the Company, for itself and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators do hereby fully and forever release and discharge Executive and his attorneys, heirs, executors, administrators, successors, and assigns, from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever which the Company has or may have against any of them which are known to it as of the date of its executing this Agreement and arising out of or in connection with Executive’s employment by the Company, the Employment Agreement, the termination of Executive’s employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of the Company’s signing of this Agreement. The Company agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. The Company further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. The Company represents and warrants that it has not previously filed or joined in any such claims, demands or entitlements against Executive or the other persons or entities released herein and that it will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This Agreement specifically includes, but is not limited to, all known claims of breach of contract, tortuous conduct, or breach of fiduciary duty, together with any and all known tort, contract, or other known claims which might have been asserted by the Company or on its behalf in any suit or claim against Executive or the persons released herein.
          The Company acknowledges and agrees that it has been given a more than sufficient period of time to consider this Agreement and that it have been encouraged by Executive to discuss fully the terms of this Agreement with legal counsel of its own choosing. The Company further acknowledges and agrees that its execution of this Agreement is made freely and voluntarily and not under duress or coercion of any kind.
     6. Mutual Non-Disparagement. The Executive agrees not to make public negative statements or communications disparaging the Company or its officers, directors, shareholders, members, agents or products. The Company agrees not to make (and agrees to use its reasonable efforts to cause its directors, officers and employees not to make) public negative statements or communications disparaging the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
     7. No Waiver of Vested Rights. Notwithstanding anything else in this Agreement, the parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Executive may have with respect to any pension or other retirement benefits to which the Executive is or will be entitled by virtue of the Executive’s employment with the Company, and nothing in this Agreement shall prohibit the Executive from enforcing such rights.
     8. No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver by the party of any rights or claims that may truly occur and arise after the date on which the Executive executes this Agreement.
     9. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
     10. Supplemental Release. As a condition to retaining the amounts, vesting Equity Awards and benefits in Section 4 hereof, Executive agrees to sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit B, within twenty-one (21) days after the Separation Date. If the Executive does not sign the Supplemental Release within such twenty-one (21) day period or revokes the Supplemental Release in accordance with the terms thereof, the Company shall be relieved of all obligations to make the Severance Payment, provide the other benefits and take the other actions under Section 4(a), (b), (c) and (d) hereof, or, if already done, Executive shall, to the extent such amounts are paid, vested or distributed pursuant to Section 4(a), (b), (c) or (d) hereof, (i) forfeit outstanding Equity Awards, (ii) transfer the shares underlying Equity Awards settled in shares to the Company for no consideration and (iii) repay the after-tax amount of the Severance Payment and the Equity Awards settled in cash or sold, within ten (10) days following the later of (x) the expiration of such twenty-one day period and (y) the date of such revocation, and this Agreement shall be void. Immediately following Executive’s delivery to the Company of the Supplemental

Release, the Company will execute a release of claims substantially in the form of the release attached hereto as Exhibit C and deliver the same to Executive.
     11. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein. Notwithstanding the foregoing, the parties do not intend by this Agreement to supersede the Employment Agreement. The parties hereto acknowledge and agree that the provisions of the Employment Agreement (excluding payment of severance benefits pursuant to Section 9 thereof, which shall be fully satisfied upon payment of the benefits set forth in Section 4 hereof) shall continue in full force and effect in accordance with the terms thereof and shall survive the execution of this Agreement.
     12. Choice of Law. Because of the Company’s and Executive’s substantial contacts with the State of Maryland, the fact that the Company’s headquarters are located in Maryland, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of and making of this Agreement in Maryland, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Maryland, without regard for any conflict of law principles.
     13. Choice of Forum. The parties to the Agreement irrevocably and unconditionally (i) agree that any legal proceeding arising out of or in connection with this Agreement shall be brought in a court of subject matter jurisdiction located in the Maryland, (ii) consent to the exclusive jurisdiction of such a court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding and submit to personal jurisdiction in such venue.
     14. Attorney’s Fees. The Company hereby agrees to directly pay Executive’s attorneys fees incurred in connection with the negotiation and execution of this Agreement. The Executive and the Company acknowledge and agree that Section 11 of the Employment Agreement shall apply to any dispute or proceeding regarding this Agreement.
     15. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
     (i) If to the Company:
CapitalSource Finance LLC
4445 Willard Avenue
12th Floor
Chevy Chase, Maryland 20815

Attn: Chief Legal Officer
Facsimile Number: 301-841-2380
     (ii) If to Executive:
Dean C. Graham
Address last shown on the Company’s Records
          Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     16. Miscellaneous/Waiver of Statutory Provisions. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement; provided, however, that this Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto. The parties agree that this Agreement shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors and administrators as well as the Company, its parent, subsidiaries and Affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.
     17. Consultation with Attorney. By executing this Agreement, Executive acknowledges that, at the time he was presented with this Agreement for his consideration, he was advised by a representative from Company, in writing (by way of this paragraph of this Agreement), to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.
     18. Consideration Period and Revocations. Executive acknowledges that Executive was first given a copy of this Agreement on November 13, 2009 (the “Offer Date”) and that Executive was advised by Company that Executive could consider the offer for at least twenty-one days from the Offer Date. This Agreement shall not become final and binding upon Executive until the eighth calendar day following Executive’s execution of this Agreement (the “Release Effective Date”).
     19. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.
     20. Section 409A. The parties hereto acknowledge and agree that none of the benefits provided to Executive hereunder are deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and that none of the benefits provided to Executive hereunder shall be subject to the six-month delay described in Code Section 409A(a)(2)(B).

     21. Amendments and Severability. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.
     22. Further Assistance. Executive agrees to make himself reasonably available to the Company (subject to his personal and professional schedule) relating to his prior services as an officer and employee of the Company including, but not limited to, assisting the Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines his participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings. Executive agrees to complete a Directors and Officers Questionnaire for purposes of the Company’s 2009 proxy statement disclosure and, subject to Executive’s business and personal schedule, to assist and cooperate with any other disclosure reasonably related to his prior services. Such assistance will be without additional compensation to Executive, however, he will be reimbursed for any out-of-pocket expenses he incurs in providing such assistance. Notwithstanding anything to the contrary contained herein, the payments and benefits set forth in Section 4 are not conditioned or contingent upon Executive’s compliance with this Section 20.
* * * * *

          IN WITNESS WHEREOF, the undersigned parties have executed this Separation and Release Agreement.

/s/ Dean C. Graham
Dean C. Graham

Date: November 16, 2009

CapitalSource Inc.
By:	/s/ John K. Delaney

Date: November 16, 2009

Exhibit A
Dean C. Graham Outstanding Unvested Equity Awards
RESTRICTED STOCK

Number of
Shares	Vest Date
5,583	February 27, 2010
77,495	April 4, 2010
5,581	February 27, 2011

88,659

OPTIONS

Number of		Exercise
Options	Vest Date	Price
166,667	May 15, 2010	$3.49
166,667	May 15, 2011	3.49
166,666	May 15, 2012	3.49

500,000

Exhibit B
Supplemental General Release of Claims
          Consistent with Section 9(f) of the Employment Agreement dated April 4, 2005 between me and CapitalSource Inc. (as amended, the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Payments, the vesting of Equity Awards and other benefits set forth in Section 4 of the Separation and General Release Agreement, dated November      , 2009 (the “Separation and Release Agreement”), I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge CapitalSource and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by CapitalSource, the Employment Agreement, the termination of my employment with CapitalSource, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims arising under Sections 5(f), 10, 11, or 12 of the Employment Agreement, any claim to enforce the terms of the Separation and Release Agreement or the Consulting Agreement, each dated November      , 2009, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against CapitalSource or the other persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and Article 49B of the Maryland Code, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against CapitalSource or the persons or entities released herein.

          I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by CapitalSource to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform CapitalSource by delivering a written notice of revocation to CapitalSource’s Director of Human Resources, 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of CapitalSource and CapitalSource shall be relieved of all obligations to make the Severance Payment, provide the other benefits and take the other actions under Section 4(a), (b), (c) and (d) hereof, or, if already done, I shall, to the extent such amounts are paid, vested or distributed pursuant to Section 4(a), (b), (c) or (d) hereof, (i) forfeit outstanding Equity Awards, (ii) transfer the shares underlying Equity Awards settled in shares to the Company for no consideration and (iii) repay the after-tax amount of the Severance Payment and the Equity Awards settled in cash or sold, within ten (10) days following the later of (x) the expiration of such twenty-one day period and (y) the date of such revocation, and this Agreement shall be void. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Dean C. Graham	Date

Exhibit C
General Release of Claims by CapitalSource
          Consistent with Section 9(f) of the Employment Agreement dated April 4, 2005 between CapitalSource Inc. and Dean C. Graham (as amended, the “Employment Agreement”) and in consideration for and contingent upon Executive’s execution of a general release of claims in favor of CapitalSource in the form required by the Employment Agreement (and provided that he does not revoke it in the event that it is revocable), CapitalSource, for itself and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators do hereby fully and forever release and discharge Executive and his attorneys, heirs, executors, administrators, successors, and assigns, from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever which CapitalSource has or may have against any of them which are known to it as of the date of its executing this General Release and arising out of or in connection with Executive’s employment by CapitalSource, the Employment Agreement, the termination of Executive’s employment with CapitalSource, or any event, transaction, or matter occurring or existing on or before the date of CapitalSource’s signing of this General Release. CapitalSource agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. CapitalSource further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. CapitalSource represents and warrants that it has not previously filed or joined in any such claims, demands or entitlements against Executive or the other persons released herein and that it will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
          This General Release specifically includes, but is not limited to, all known claims of breach of contract, tortuous conduct, or breach of fiduciary duty, together with any and all known tort, contract, or other known claims which might have been asserted by CapitalSource or on its behalf in any suit or claim against Executive or the persons released herein.
          CapitalSource acknowledges and agrees that it has been given a more than sufficient period of time to consider this General Release and that it has been encouraged by Executive to discuss fully the terms of this General Release with legal counsel of its own choosing. CapitalSource further acknowledges and agrees that its execution of this General Release is made freely and voluntarily and not under duress or coercion of any kind.

AGREED:

Capital Source	Date

Name	Title